UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2004

CNL INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-108355	20-0183627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Registrant’s Business and Operations

Item 8.01. Other Events

On September 15, 2004, the board of directors of CNL Income Properties, Inc. (the “Company”) declared a distribution of $0.1342 per share for stockholders of record on September 20, 2004 to be paid by September 30, 2004 and a distribution of $0.0417 per share for stockholders of record on October 1, 2004 to be paid by December 31, 2004. The September distribution will, and the October distribution may, constitute a return of capital for federal income tax and accounting purposes to the extent that distributions exceed earnings and profits of the Company. However, such distributions will not reduce the stockholders’ aggregate Invested Capital (as defined in the Prospectus dated April 16, 2004).

In order to fund such distributions, the Company will borrow funds, as necessary, from CNL Financial Group, Inc., an affiliate of the Company. Such borrowings will bear interest of LIBOR plus 250 basis points and will be payable by December 31, 2005.

The Company previously declared contingent distributions for stockholders of record on June 25, July 1, and August 1, 2004. Payment of these distributions was subject to the completion of a property acquisition on or before September 20, 2004. Since the Company has not yet completed its first property acquisition, nor is it likely to occur by September 20, 2004, the Company will not be paying its previously announced distributions. The Company currently expects to close upon a property on or around October 31, 2004, although there can be no assurance that such an acquisition will occur at that time.

This report contains “forward-looking statements” based on the Company’s current expectations and projections about future events. Future events and actual results could differ materially from those identified or contemplated by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL INCOME PROPERTIES, INC.

Date: September 17, 2004	By:	/s/ R. Byron Carlock, Jr.
	Name:	R. Byron Carlock, Jr.
	Title:	President